AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 30, 1999, by and among About.com, Inc., a Delaware corporation ("About.com"), About.com Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of About.com ("AAC"), North Sky, Inc., a Delaware corporation ("North Sky"), and Dalita Stay and Makers LLC, a Utah limited liability company, the sole stockholders of North Sky (collectively, the "Stockholders").

                                    RECITALS

            WHEREAS, About.com, AAC, North Sky and the Stockholders each have determined to engage in the transactions contemplated hereby, pursuant to which
(i) AAC will merge with and into North Sky and (ii) each issued and outstanding share of capital stock of North Sky shall be converted into shares of About.com capital stock in the manner herein described;

            WHEREAS, the respective Boards of Directors of North Sky, About.com and AAC, and the Stockholders and About.com, as the sole stockholder of AAC, have each approved this Agreement and the transactions contemplated hereby; and

            WHEREAS, the parties intend for the transactions contemplated by this Agreement to qualify as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                   THE MERGER

            1.1 Surviving Corporation; Effective Time.

                  (a) At the Closing (as defined in Section 7.1) and subject to the terms and conditions of this Agreement, AAC shall be merged with and into North Sky (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of AAC shall cease, and North Sky shall be the surviving corporation (the "Surviving Corporation").

                  (b) Simultaneously with the Closing, North Sky and AAC shall file a certificate of merger (the "Certificate of Merger") in the office of the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed in Delaware (the date of such filing being hereinafter referred to as the "Effective Date" and the time of such filing being hereinafter referred to as the "Effective Time"). It is the intention of the parties that this Agreement shall constitute an agreement of merger under the DGCL. From and after the Effective Time, North

Sky shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both North Sky and AAC, as provided under the DGCL.

            1.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of North Sky shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation and Bylaws of AAC immediately prior to the Effective Time (except that the name of the surviving corporation, North Sky, Inc., shall remain unchanged), until thereafter amended in accordance with applicable law.

            1.3 Directors and Officers. From and after the Effective Time, the directors and officers of North Sky, as the surviving corporation, shall be the individuals designated in Schedule 1.3 hereto.

            1.4 Conversion of Shares. As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

                  (a) Each issued and outstanding share of North Sky common stock, $0.0001 par value per share (the "Shares"), shall be converted into the quotient obtained upon dividing
                        (x) {752,942} by (y) {the sum of (i) 7,383,000 and (ii)
                        the number of shares of North Sky common stock issuable upon conversion of all outstanding convertible debt securities of North Sky (the number of such shares being 518,379 as of November 29,1999 and (iii) the number of shares of North Sky common stock issuable upon exercise of vested options (after giving effect to acceleration) to purchase shares of North Sky common stock immediately following the Effective Time under the North Sky 1997 Stock Option Plan (the "North Sky Stock Option Plan") (the number of such shares being 3,355,875, provided the Effective Date is on or prior to December 18, 1999) and
                        (iv) 605,000} (the "Exchange Ratio") shares of About.com's common stock, $0.001 par value per share (the "About.com Common Stock").

                  (b) The shares of About.com Common Stock to be issued pursuant to Section 1.4(a) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the capital stock of either About.com or North Sky occurring after the execution of this Agreement and prior to the Effective Time.

                  (c) Fractional shares of About.com Common Stock will not be issued in connection with the conversion of the Shares into shares of About.com Common Stock and the Shares converted pursuant to subsection (a) above shall be rounded up to the nearest whole number of shares of About.com Common Stock.


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

            1.5 Exchange of Certificates.

                  (a) At the Closing and subject to the terms of the Escrow Agreement (as defined below), upon receipt of the certificates representing the Shares, AAC shall deliver to each Stockholder and each other holder of common stock of North Sky in exchange therefor a certificate for the number of shares of About.com Common Stock to which such holder is entitled pursuant to Section
1.4 (subject to any Escrowed Amounts (as defined in Section 1.6)). Certificates representing the shares of About.com Common Stock to be issued pursuant to
Section 1.4 shall include an appropriate Securities Act of 1933 legend (Rule 144 legend) providing that the stock evidenced by the certificates are restricted securities.

                  (b) All About.com Common Stock delivered to the Stockholders, the other holders of common stock of North Sky or the Escrow Agent (as defined below) in exchange for the Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of North Sky of certificates representing any North Sky capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing North Sky capital stock are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.5.

            1.6 Escrow. Prior to the Effective Time, About.com, AAC, North Sky, the Stockholders and First Union National Bank (the "Escrow Agent") shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). Pursuant to the terms and conditions of the Escrow Agreement, upon the Closing About.com shall deliver 35,150 of the shares of About.com Common Stock that the Stockholders are otherwise eligible to receive pursuant to Section 1.4 (the "Escrowed Amounts") to the Escrow Agent for deposit in the Escrow Account (as defined in the Escrow Agreement) for the purpose of securing various obligations of North Sky and the Stockholders set forth in this Agreement and the Escrow Agreement. The Escrowed Amounts shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrowed Amounts shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

            1.7 Employee Benefit Plans; Assumption of Options. At the Effective Time, the North Sky Stock Option Plan, and each outstanding option to purchase shares of North Sky common stock under the North Sky Stock Option Plan, whether vested or unvested, will be assumed by About.com. Schedule 1.7 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the North Sky Stock Option Plan and includes the number of shares of North Sky Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, North Sky shall deliver to About.com an updated Schedule 1.7 hereto current as of such date. Each such option so assumed by About.com under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the North Sky Stock Option Plan, and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of About.com common stock equal to the product of the number of shares of North Sky common stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of About.com common stock, and (ii) the per share exercise price for the shares of North Sky common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of North Sky common stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Consistent with the terms of the North Sky Stock Option Plan, and the documents governing the outstanding options under such stock option plan, the Merger will not terminate any of the outstanding options under the North Sky Stock Option Plan but will accelerate the exercisability and vesting of some of the options as set forth in Schedule 1.7 hereto. It is the intention of the parties that the options so assumed by About.com qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 15 business days after the Effective Time, About.com will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the North Sky Stock Option Plan a document in form and substance satisfactory to North Sky evidencing the foregoing assumption of such option by About.com.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF ABOUT.COM AND AAC

            Each of About.com and AAC, jointly and severally, agrees with, and represents and warrants to North Sky and each of the Stockholders as follows:

            2.1 Organization. Each of About.com and AAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            2.2 Power and Authority. Each of About.com and AAC has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby (collectively, the "About.com Documents") and to consummate the transactions contemplated hereby. The About.com Documents have been duly executed and delivered by each of About.com and AAC, have been authorized by all necessary corporate action of each of About.com and AAC and constitute the legal, valid and binding obligations of each of About.com and AAC, enforceable against About.com and AAC in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

            2.3 Reports; Financial Statements. About.com has furnished to North Sky true and complete copies of its registration statement on Form S-1 as initially filed on December 30, 1998, together with all amendments thereto including its financial statements for the period ended December 31, 1996 and the years ended December 31, 1997 and December 31, 1998, contained therein, together with each registration statement, prospectus, report, proxy statement or information statement prepared by About.com since its initial public offering on March 24, 1999, including About.com's Quarterly Report on Form 10-Q for the quarter ended September


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

30, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission ("SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, "About.com's SEC Reports"). As of their respective dates, About.com's SEC Reports complied as to form with all applicable requirements under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Each of the consolidated balance sheets included in or incorporated by reference into About.com's SEC Reports (including the related notes and schedules) fairly presents the consolidated balance sheet of About.com and its subsidiaries as of its date and each of the consolidated statements of income, shareholders' investment and cash flows included in or incorporated by reference into About.com's SEC Reports (including any related notes and schedules) fairly presents the consolidated results of operations, statement of shareholders' investment and cash flows, as the case may be, of About.com and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes (to the extent permitted by the rules applicable to form 10-Q) and to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

            2.4 No Conflict or Default. Except where such violation, conflict or breach would not result in a Material Adverse Effect (defined below in Section 3.1), neither the execution and delivery of this Agreement or any of the documents to be delivered hereunder, nor compliance with the terms and provisions hereof or thereof, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of About.com, or (ii) of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which About.com is a party, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any material lien, charge, encumbrance or restriction of any nature whatsoever.

            2.5 Consents and Approvals. Except for the filing of the Certificate of Merger and any applicable federal or state securities filings (including, without limitation, the filing with the Securities and Exchange Commission of the Form S-3 Registration Statement and the Form S-8 Registration Statement, as such terms are defined in Sections 4.7 and 4.8 hereof, respectively), and the consent of Donaldson Lufkin & Jenrette Securities Corporation to the filing of the Form S-8 Registration Statement and the issuance of the shares of About.com Common Stock in connection with the Merger, and except for such consents, approvals or filings which, if not obtained or made, would not have a Material Adverse Effect (as such term is defined in Section 3.1 hereof) on About.com or AAC and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement, no consent, approval, order, authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any non-governmental third party on the part of About.com or AAC is required in connection with the execution, delivery and performance by About.com and AAC of this Agreement or the consummation of the transactions contemplated hereby.

            2.6 Brokers or Finders. Neither About.com nor AAC has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.7 Capitalization. As of September 30, 1999, the authorized capital stock of About.com consisted of (a) 50,000,000 shares of common stock, par value $.0001 per share, of which (i) 12,288,418 shares were issued and outstanding,
(ii) 65,860 were issuable upon exercise of outstanding warrants and (iii) 2,778,071 were issuable upon exercise of then outstanding options (of which options to purchase 833,006 shares were then exercisable) and (b) 5,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding. All of the outstanding shares of capital stock of About.com have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights.

            2.8 Absence of Certain Changes. Since September 30, 1999, there has not been:

                  (a) Any event that may reasonably have a Material Adverse Effect on About.com; or

                  (b) Any declaration, setting aside or payment of dividends or distributions in respect of the capital stock of About.com, or any split-up or other recapitalization in respect of the capital stock of About.com or any direct or indirect redemption, purchase or other acquisition of any such capital stock of About.com or any agreement to do any of the foregoing;

                  (c) Any change in the accounting methods, practices or policies followed by About.com from those in effect during the past year;

                  (d) Any change or amendment to the Certificate of Incorporation or Bylaws of About.com; or

                  (e) Any alteration in any term of any outstanding securities, including stock options, of About.com, except for such changes which would not have a Material Adverse Effect on About.com.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF NORTH SKY

            North Sky represents and warrants to each of About.com and AAC that:

            3.1 Organization and Corporate Authority. North Sky is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1 hereto sets forth all states in which North Sky is qualified to do business, and North Sky has requisite corporate power and authority to carry on its business and is qualified to do business in each state where the conduct of its business requires such qualification, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the financial condition, assets and liabilities (taken together), results of operations or business of such person or entity and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and shall not be taken into account in determining the occurrence of, a Material Adverse Effect with respect to a person or entity: (i) any effect arising from or relating to general business or economic conditions which does not affect such person or entity in any materially disproportionate manner, or (ii) any effect relating to or affecting the software or internet industries, which does not effect such person or entity in a disproportionate manner and (iii) any effect arising from or relating to the announcement or pendency of the Merger.

            3.2 Power and Authority. North Sky has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby (collectively, the "North Sky Documents") and to consummate the transactions contemplated hereby. The North Sky Documents have been duly executed and delivered by North Sky, have been authorized by all necessary corporate action of North Sky and constitute legal, valid and binding obligations of North Sky, enforceable against North Sky in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

            3.3 Capitalization.

                  (a) The authorized capital stock of North Sky consists of (a) 20,000,000 shares of common stock, par value $.0001 per share, of which
      (i) 7,383,000 shares are presently issued and outstanding, (ii) 5,222,500 shares are issuable upon the exercise of currently outstanding options under the North Sky Stock Option Plan (of which options to purchase 3,355,875 shares shall be vested on the Closing Date, provided the Closing Date occurs on or before December 18, 1999) and (iii) 518,379 shares are issuable upon conversion of outstanding convertible debt securities as of November 29, 1999, and (b) 2,000,000 shares of preferred stock, par value $.0001 per share, none of which have been issued. All such shares of issued and outstanding stock are owned of record and beneficially by the Stockholders. Schedule 3.3(a) hereto sets forth the number of shares of North Sky common stock held by the Stockholders and the number of shares of North Sky common stock issuable upon conversion of outstanding convertible debt securities currently held by the individuals or entities set forth therein (the "Convertible Debtholders"). All outstanding shares of North Sky capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There have been no additional shares of capital stock of North Sky that have been issued or that are presently outstanding and, except as set forth on Schedule 3.3(b) hereto, there are no other subscriptions, options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transfer, registration or sale of any shares of North Sky's capital stock or any securities convertible into or exchangeable for any shares of North Sky capital stock. All of the shares of North Sky's capital stock, and all securities exercisable for or convertible into North Sky's capital stock, issued by North Sky have been issued pursuant to valid exemptions from registration under all federal and state securities laws and there are no outstanding obligations of North Sky to repurchase, redeem or otherwise acquire any of the shares of capital stock issued by North Sky. Schedule 3.3(b) hereto sets forth the names of all optionees under the North Sky Stock Option Plan, detailing the number of options, exercise price and vesting schedule (including acceleration) of such options. North Sky hereby agrees to provide updated versions of Schedule 3.3(a) and Schedule 3.3(b) on, and as of, the Closing Date.

                  (b) All outstanding options to purchase shares of North Sky's common stock under the North Sky Stock Option Plan were granted as incentive stock options, and immediately prior to the Effective Time will be incentive stock options, as such term is defined in the Code.

            3.4 Subsidiaries. North Sky does not presently own, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

            3.5 Financial Statements; Financial Records. North Sky has delivered to About.com and AAC its audited financial statements (balance sheet, statement of operations and statement of cash flows) as of, and for the years ended, December 31, 1996, December 31, 1997 and December 31, 1998 (the "Audited Financial Statements"), and will deliver to About.com and AAC prior to the Effective Time, its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as of, and for the nine-month period ended, September 30, 1999 (for which North Sky shall have performed a review in accordance with Statements of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and delivered a review report thereon to About.com and AAC) (the "Unaudited Financial Statements", and the Audited Financial Statements and Unaudited Financial Statements are collectively referred to herein as the "Financial Statements"). The Unaudited Financial Statements will not differ materially from the draft balance sheet, statement of operations and statement of cash flows of North Sky as of, and for the nine-month period ended, September 30, 1999, previously provided by North Sky to About.com. The Financial Statements have been, and will be, prepared in accordance with GAAP (except that the unaudited financial statements will not have notes thereto) consistently applied throughout the periods involved, except, with respect to the audited Financial Statements only, as may be noted therein. The Financial Statements fairly present the financial condition and operating results of North Sky as of the dates, and for the periods, indicated therein, subject, with respect to the unaudited Financial Statements, to normal year-end audit adjustments which are not expected to be material. North Sky maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles. The internal books and records of North Sky from which the Financial Statements were derived do not contain any information which is materially false or misleading and were maintained substantially in accordance with generally accepted accounting principles.

            3.6 Absence of Certain Changes. Except as set forth in Schedule 3.6 hereto, since September 30, 1999, there has not been:

                  (a) Any event that may reasonably have a Material Adverse Effect on North Sky;

                  (b) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options (or the alteration of the terms of any stock option grants), restricted stock awards or stock appreciation rights) made to, for or with any of North Sky's directors, employees or contractors;

                  (c) Any declaration, setting aside or payment of dividends or distributions in respect of the capital stock of North Sky, or any split-up or other recapitalization in respect of the capital stock of North Sky or any direct or indirect redemption, purchase or other acquisition of any such capital stock of North Sky or any agreement to do any of the foregoing;

                  (d) Any issuance, transfer, sale or pledge by North Sky of any shares of its capital stock or other securities (whether debt, equity, a combination thereof or otherwise) or of any commitment, option, right or privilege under which North Sky is or may become obligated to issue any shares of its capital stock or other securities;

                  (e) Any alteration in any term of any outstanding securities, including stock options of North Sky;

                  (f) Any change in the accounting methods, practices or policies followed by North Sky from those in effect during the past year;

                  (g) Any sale, assignment, or transfer of any North Sky Rights (as defined in Section 3.12 below);

                  (h) Any change in or amendment to the Certificate of Incorporation or Bylaws of North Sky; or

                  (i) Any agreement or commitment, whether written or oral, by North Sky to do any of the things described in this Section 3.6.

            3.7 Liabilities. Except as set forth in Schedule 3.7 hereto, North Sky does not have, and as of the Closing Date (as defined below) will not have, any liabilities or obligations of any kind that, in the aggregate, exceed Fifty Thousand Dollars ($50,000.00) (whether absolute or contingent or accrued), except for accounts payable incurred in the ordinary course of business as disclosed in Schedule 3.19 hereto.

            3.8 Litigation. As of the date hereof, no litigation, arbitration or other proceeding is pending or, to the best knowledge of North Sky, threatened by or against North Sky, its properties or assets, the capital stock of North Sky or its officers, directors or stockholders before any court or any government agency, and, to the best knowledge of North Sky, no facts exist which might form the basis for any such litigation, arbitration or proceeding. North Sky, to its knowledge, is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any governmental authority or any other person. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against North Sky or either of the Stockholders, their respective properties or assets or the capital stock of North Sky or which in any manner challenges or seeks to prevent enjoin, alter or materially delay any of the transactions contemplated hereby. There is no action, suit, proceeding or investigation by North Sky or the Stockholders currently pending or that is currently contemplated.

            3.9 No Conflict or Default. Except as set forth in Schedule 3.9 hereto, and except where such violation, conflict or breach would not result in a Material Adverse Effect, neither the execution and delivery of this Agreement or any of the documents to be delivered hereunder, nor compliance with the terms and provisions hereof or thereof, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of North Sky, or (ii) any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which either of the Stockholders is a party or by which any of them are or may be bound, or (iii) of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which North Sky is a party, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any material lien, charge, encumbrance or restriction of any nature whatsoever.

            3.10 Consents and Approvals. Except for the contracts set forth on
Schedule 3.10 hereto and in connection with the filing of the Certificate of Merger, and except for such consents, approvals or filings which, if not obtained or made, would not have a Material Adverse Effect on North Sky and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement, no consent, approval, order, authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any non-governmental third party on the part of North Sky or either of the Stockholders is required in connection with the execution, delivery and performance by North Sky and the Stockholders of this Agreement, the consummation of the transactions contemplated hereby.

            3.11 Taxes.

                  (a) North Sky has duly elected to be treated as a S corporation under the Code and all pertinent state tax laws, and has been qualified and treated as a S corporation for federal and state income tax purposes since the date of its organization. North Sky will continue to be treated as a S corporation until the Effective Time and will not revoke or terminate its S corporation status prior to the Effective Time.

                  (b) North Sky has (i) duly and timely filed or caused to be filed all Federal, state and local tax returns, statements, reports and forms required to be filed by North Sky and will duly and timely file or cause to be filed all such applicable tax returns, statements, reports and forms required to be filed prior to the Effective Date which relate to North Sky or with respect to which North Sky is liable or otherwise in any way subject, including, without limitation, any income, property, sales, use, franchise, added value, withholding, and social security taxes, and all such tax returns (including all amendments thereto) (A) are and will be complete, accurate and in accordance in all material respects with all legal requirements applicable thereto and (B) as of the time of filing, correctly reflected or will correctly reflect the facts regarding the income, business assets, operations, activities, status or other matters of North Sky required to be shown thereon, (ii) paid or will pay, when due, all taxes shown to be due and payable on such returns, or pursuant to any assessment or otherwise, and (iii) properly accrued, charged or established adequate reserves on the Financial Statements for all unpaid taxes arising in respect of any fiscal year of North Sky. No tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of North Sky have been assessed as of the date hereof, and, to the best knowledge of North Sky and the Stockholders, there is no basis for any such liabilities, disallowances or assessments. North Sky is not delinquent in the payment of any taxes which would result in the imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on North Sky, its properties or assets or the capital stock of North Sky. North Sky has properly withheld and/or paid all withholding, employment or other similar taxes and all unemployment compensation and similar obligations required to be withheld or paid. The Stockholders will be responsible for filing any tax return relating to the business of North Sky conducted prior to the Closing, including any tax returns covering the S corporation short taxable year end by reason of the Merger (subject to About.com's approval, which shall not be unreasonably withheld).

            3.12 Intellectual Property Rights.

                  (a) Schedule 3.12 hereto sets forth a list of all patents, patent applications, trade names, trademarks, service marks, brandmarks, copyrights, trade secrets, proprietary software and other intellectual property rights owned by, licensed or used in the business of North Sky, or which are registered in the name of North Sky (collectively, the "North Sky Rights"). Except as set forth on Schedule 3.12, North Sky has full title and ownership of, or has license to, the North Sky Rights. To the knowledge of North Sky, no third party has any ownership right, title, interest, claim or lien on any of the North Sky Rights (except pursuant to the agreements between North Sky and such party).

                  (b) Except as set forth in Schedule 3.12 hereto, to the knowledge of North Sky, there are no outstanding options, licenses, sublicenses or agreements of any kind relating to the North Sky Rights nor are there any options, licenses, sublicenses or agreements of any kind with respect to the patents, trademarks, trade names, copyrights, trade secrets, rights, or other intellectual property or other proprietary rights of any other person or entity which relate to the business of North Sky and there has been no disposition, license, sublicense or disclosure of the North Sky Rights or any portion thereof.

                  (c) To the knowledge of North Sky, North Sky has not violated or infringed, and North Sky has not received any communications alleging that North Sky (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed, would violate or infringe, any intellectual property of any other person or entity.

                  (d) North Sky has taken reasonable security measures to protect the secrecy, confidentiality and value of the North Sky Rights. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the North Sky Rights or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the North Sky Rights is proprietary to North Sky and not to be divulged or misused and has assigned all of his or her rights relating to the North Sky Rights to North Sky. No claim of ownership or legal title or interest in or with respect to the North Sky Rights by or against any employee or other person who had access to the North Sky Rights has been made in writing or, to the knowledge of North Sky, now exists. All employees (including leased employees) and consultants of North Sky have signed an Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D. No third party (other than a licensor under a license to North Sky) has access to the source code versions of any of the North Sky Rights or is otherwise in a position to duplicate or make any unauthorized use of such source code versions.

                  (e) North Sky is not aware that any employees or independent contractors of North Sky are obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, after the date of Closing, interfere with the unrestricted use of the North Sky Rights. To the knowledge of North Sky, neither the execution nor delivery of this Agreement, nor the carrying on of North Sky's business by the employees and independent contractors of North Sky following the Closing, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

                  (f) North Sky is Year 2000 Compliant (except for such non-compliance that would not be reasonably expected to have a Material Adverse Effect on North Sky). As used herein, Year 2000 Compliant means that each item of software used in its business, and each of the other North Sky Rights, is designed effectively and without error to record, store, process, calculate, verify and present calendar dates falling on or after (and, if applicable, spans of time including) January 1, 2000, and before December 31, 2049, and that each such item will calculate any information (including information imported from, or exported to, other programs or systems) dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as it records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, or calculates any information dependent on or relating to such dates.

            3.13 Compliance with Law. North Sky has complied and is in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, including those that relate to environmental, employment, labor and other matters, except for any non-compliance that would not have a Material Adverse Effect on North Sky.

            3.14 Brokers or Finders. North Sky has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            3.15 Employees/Contractors. North Sky has furnished to About.com a true and complete list setting forth the names and annual salaries of all current employees and independent contractors.

            3.16 Bank Accounts North Sky has furnished to About.com a true and complete list in Schedule 3.16 hereto setting forth the names and addresses of all banks, other institutions and state governmental departments at which North Sky has accounts, deposits or the like, and the names of all persons authorized to draw on or give instructions with respect thereto or holding a power-of-attorney on behalf of North Sky. All cash held in such accounts is not subject to any restriction or limitation as to withdrawal.

            3.17 Title to Properties and Assets; Leases. Schedule 3.17 hereto sets forth the real estate and all material items of tangible personal property, including fixed assets and equipment, owned or leased by North Sky or used in the operation of the business of North Sky. Except as set forth in Schedule 3.17, North Sky owns, or has a valid right to use, its assets and real estate and property free and clear of all mortgages, liens, claims and encumberances. With respect to the property and assets it leases or licenses, North Sky is in compliance with such leases or licenses in all respects, except for any non-compliance that would not have a Material Adverse Effect on North Sky.

            3.18 Accounts Receivable. Schedule 3.18 hereto contains a summary of the accounts receivable of North Sky as of the date of this Agreement, together with an aging schedule of such accounts receivable.

            3.19 Accounts Payable. Schedule 3.19 hereto contains a summary of the accounts payable of North Sky as of the date of this Agreement, all of which arose in the normal and ordinary course of the business of North Sky.

            3.20 Contracts. Schedule 3.20 hereto contains a complete list of each contract or agreement to which North Sky is a party or which relates to the operation of the business of North Sky with a present value greater than Fifty Thousand Dollars ($50,000.00). Each of these contracts or agreements is a legal, binding and enforceable obligation by or against North Sky, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. To North Sky's knowledge, no party with whom North Sky has an agreement or contract is in material default thereunder or has breached any term or provision thereof. North Sky is not in material default in respect of any contract or agreement listed on Schedule 3.20.

            3.21 Interested Party Transactions. Except as set forth on Schedule
3.21 hereto, neither North Sky nor any of its subsidiaries has entered into any contract or agreement with, or has any understanding with, or is indebted to, any director, stockholder, officer, employee or agent of North Sky or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to North Sky or any of its subsidiaries (collectively, "Interested Party Transactions"). Except as set forth on Schedule 3.21 hereto, neither North Sky nor the Stockholders, to its knowledge, has any direct or indirect ownership interest in any corporation, partnership or other entity with which

North Sky is affiliated or with which North Sky has a business relationship, or any corporation, partnership or other entity that competes with North Sky; provided, however, that nothing in this Section 3.21 shall prevent any such person from owning up to Two Percent (2%) of the outstanding stock of any company which is publicly traded. The terms of all Interested Party Transactions are no less favorable to North Sky than those that North Sky would have obtained had such transactions been entered into in an arms-length manner with independent third parties.

            3.22 Insurance. North Sky has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Schedule 3.22 hereto sets forth all insurance policies currently maintained by North Sky, together with the providers and the termination dates of such policies.

            3.23 Domain Ownership. Schedule 3.23 hereto sets forth all Internet domains of which North Sky is the registered owner.

            3.24 Representations Complete. None of the representations and warranties made by North Sky or the Stockholders herein, nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                        CERTAIN COVENANTS AND AGREEMENTS

            4.1 Conduct of Business by North Sky. During the period from the date of this Agreement to the Closing Date, North Sky shall conduct its operations, only according to its ordinary and usual course of business and will use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with clients and others having business relationships with North Sky. During the period from the date of this Agreement to the Closing Date, North Sky shall confer on a regular and frequent basis with one or more designated representatives of About.com to report material operational matters and to report the general status of ongoing operations. North Sky shall immediately notify About.com of any emergency or other change in the normal course of its business or in the operation of its properties and of any complaints, investigations or hearings (or communications indication that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving North Sky and permit About.com's representatives prompt access to all materials prepared in connection therewith. Further:

                  (a) From the date hereof until the Closing, neither North Sky nor the Stockholders shall, without About.com's prior express written consent, which consent shall not be unreasonably withheld, or except as expressly permitted hereby:

                        (i) incur any additional indebtedness for borrowed money
            relating to North Sky, or guarantee any indebtedness or obligation of any other party;

                        (ii) issue, redeem or purchase any of North Sky's
            capital stock or securities convertible into North Sky capital stock or grant or issue any options, warrants or rights to subscribe for North Sky capital stock or securities convertible into North Sky capital stock or commit to do any of the foregoing;

                        (iii) enter into, amend or terminate any agreement or
            arrangement relating to North Sky, except in the ordinary course of business, provided the dollar amount involved is less than $10,000 per occurrence;

                        (iv) increase the compensation payable or to become
            payable to any of North Sky's officers, employees or agents, including, without limitation, the payment or obligation to pay any bonus, pension, retirement or insurance proceeds to such persons, or adopt or amend any employee benefit plan or arrangement;

                        (v) hire, or enter into any employment contract or
            agreement with, any existing or prospective employee or contractor;

                        (vi) cancel, without full payment, any note, loan or
            other obligation owing to North Sky;

                        (vii) acquire or dispose of any properties or assets
            used in the business of North Sky, except in the ordinary course of business, provided the dollar amount involved is less than $10,000 per occurrence;

                        (viii) create or suffer to be imposed any lien,
            mortgage, security interest or other charge on or against North Sky's properties or assets;

                        (ix) make or adopt any change in the Certificate of
            Incorporation or Bylaws of North Sky as in force and effect on the date hereof;

                        (x) take any action, or omit to take any action, within
            their reasonable control, that would cause, and shall promptly notify About.com in writing of any event or occurrence which cause, any of the representations and warranties set forth in Article 3 hereof to become untrue, incomplete, or inaccurate in any material respect as or prior to the Closing Date; or

                        (xi) make or revoke any material tax election or settle
            any material tax claim.

                  (b) From the date hereof until the Closing, or except as expressly permitted hereby, North Sky shall, unless otherwise expressly consented to in writing by About.com:

                        (i) maintain North Sky's existing insurance policies and
            shall not take any action to terminate or modify those insurance policies;

                        (ii) maintain North Sky's books and records consistent
            with past practices and policies and in accordance with GAAP;

                        (iii) maintain in good working condition, ordinary wear
            and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all fixed assets owned, leased or operated, as the case may be, by North Sky;

                        (iv) observe and perform, and remain in compliance with,
            North Sky's obligations in agreements and contracts; and

                        (v) maintain compliance with the terms and conditions of
            all North Sky Rights and use its best efforts to maintain all such North Sky Rights in full force and effect.

            4.2 Necessary Consents. Following public announcement of the transaction and prior to the Closing, each of the parties hereto shall use their best efforts to obtain such written consents and releases, and shall take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of North Sky's business by About.com after the Closing as conducted at the date hereof.

            4.3 Access to Information. North Sky shall give About.com and AAC and their respective accountants, legal counsel and other representatives (collectively, the "Requesting Parties") reasonable access, during normal business hours with reasonable advance notice, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of North Sky, and shall furnish the Requesting Parties during such period all such information concerning its affairs as the Requesting Parties may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by a Requesting Party shall not affect such Requesting Party's right to rely on the representations, warranties and covenants made by North Sky or the Stockholders in this Agreement. Pending the Closing, each Requesting Party shall hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. Each Requesting Party further agrees that, pending the Closing, it will not disclose any such information to any third party except upon the prior written consent of North Sky, or except as required by law or except to its accountants, legal counsel or other representatives who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, the Requesting Party shall return all data to North Sky and continue to honor the foregoing confidentiality and non-disclosure covenants for a period of three (3) years. Such obligation of confidentiality shall not extend to any information
(i) which is shown to be or to have been generally known to others engaged in the same trade or business as North Sky; (ii) previously known to the Requesting Party prior to the start of discussions leading to the execution of this Agreement; (iii) obtained by the Requesting Party in good faith from third parties who are not obligated to maintain the information confidential; (iv) that is or shall be public knowledge through no act or omission by the Requesting Party or any of its directors, officers, employees, or representatives; or (v) that is required to be disclosed pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency or pursuant to any disclosure obligations set forth in the federal securities laws.

            4.4 Other Negotiations. About.com, North Sky and the Stockholders agree that the "no-shop" letter dated October 6, 1999 (the "No-Shop Letter") shall remain in full force and effect; provided, however, that if the Closing shall not have occurred on or prior to December 15, 1999, the No-Shop Letter shall terminate and be of no further effect as of such date, unless this Agreement shall have been extended pursuant to Section 9.1 hereof. In addition, until December 15, 1999, About.com will not solicit or effect an alternative transaction or a transaction that could have the effect of delaying or deterring consummation of the acquisition contemplated by this Agreement.

            4.5 Certain Defaults; Litigation. North Sky and the Stockholders will give prompt notice to the other parties of:

                  (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which such party or its assets is a party or by which it is bound, which default could, if not remedied, result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein, and

                  (b) any suit, action, proceeding or investigation instituted or threatened against or affecting such party subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein.

            4.6 S Corporation Status. North Sky and the Stockholders shall take no action inconsistent with North Sky's status as an S corporation under the Code until the Effective Date and shall maintain North Sky's status as an S corporation until the Effective Date.

            4.7 Form S-3. About.com agrees to file with the Securities and Exchange Commission a registration statement on Form S-3 (the "Form S-3 Registration Statement") as soon as permissible but not later than April 1, 2000, and will use its reasonable best efforts to cause the Form S-3 Registration Statement to be declared effective as soon as possible to permit the resale of the About.com Common Stock issued in the Merger; provided, however, that the Stockholders and Convertible Debtholders shall be subject to the terms of the Stockholder Lockup Agreements (as such term is defined in Section 5.21 hereof), notwithstanding the filing of the Form S-3 Registration Statement. Notwithstanding the foregoing, in the event About.com is not eligible to use Form S-3 prior to April 1, 2000, About.com shall use its reasonable best efforts to file a registration statement on Form S-1 by April 15, 2000, and to cause such registration statement on Form S-1 to be declared effective as soon thereafter as possible to permit the resale of the About.com Common Stock issued in the Merger.

            4.8 Form S-8. About.com agrees to file with the Securities and Exchange Commission, no later than five (5) business days after the Closing, a registration statement on Form S-8 (the "Form S-8 Registration Statement") covering the shares of About.com common stock issuable pursuant to outstanding options under the North Sky Stock Option Plan assumed by About.com. North Sky shall cooperate with and assist About.com in the preparation of such registration statement.

            4.9 Optionholder Lockup Agreements. Prior to the Effective Time, North Sky shall use its reasonable best efforts to cause each holder of options under the North Sky Option Plan being assumed by About.com to enter into an Optionholder Lockup Agreement, in the form attached hereto as Exhibit B (the "Optionholder Lockup Agreement"), pursuant to which, amongst other things, such optionholder shall agree to not sell, transfer or otherwise dispose of the shares of About.com common stock to be received by such holder upon exercise of his or her options for the periods of time set forth in the Optionholder Lockup Agreement.

            4.10 Directors' and Officers' Indemnification. For six years after the Effective Time, About.com and the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each present and former officer and director of North Sky, and each person who becomes any of the foregoing prior to the Effective Time (each, a "North Sky Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of About.com or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required or permitted under applicable law, the terms of the Certificate of Incorporation or Bylaws of North Sky, as in effect at the date hereof; provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Notwithstanding the foregoing, each of the Stockholders hereby agrees that she or it will not make any claim for indemnification against any of About.com or the Surviving Corporation by reason of the fact that she or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter documents, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by About.com or the Surviving Corporation against such Stockholder pursuant to Article 8 of this Agreement.

            4.11 Employee Matters.

                  (a) About.com agrees that, except as otherwise agreed by About.com and North Sky, those individuals who are employed by, consultants to, or leased employees of, North Sky immediately prior to the Effective Time shall become or continue to be employees or consultants, as the case may be, of North Sky as of the Effective Time (each such individual, an "Affected Employee," and collectively, the "Affected Employees"), on terms and conditions no less favorable to the Affected Employees than the terms and conditions in effect immediately prior to the Effective Time or, if applicable, prior to the termination of the agreement with Stewardship Financial pursuant to Section 5.22 hereof. The respective salaries for certain of the Affected Employees are set forth on
      Schedule 4.11(a) hereto. About.com shall not require the relocation of any Affected Employee as a condition to such employment, or continued employment.

                  (b) On or as soon as practicable following the Effective Time, Affected Employees shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of About.com (or in substantially similar programs), on substantially the same terms applicable to similarly situated employees of About.com and to the extent that such plans and programs provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Code Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits and employee stock option and stock purchase plans.

                  (c) Effective as of the Effective Time, About.com shall grant options to Affected Employees (in addition to the options assumed pursuant to Section 1.7 hereof), in accordance with Schedule 4.11(c) attached hereto. Such options shall be subject to About.com's standard vesting schedule.

                  (d) About.com shall, or shall cause North Sky to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual (except to the extent giving such credit would result in the duplication of benefits) under any employee benefit plans or arrangements maintained by About.com or North Sky for such Affected Employees' service with North Sky or any subsidiary to the same extent recognized by North Sky or such subsidiary immediately prior to the Effective Time.

                  (e) About.com shall, or shall cause North Sky to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid or due prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

            4.12 Tax Matters. The parties hereto agree to (i) prepare or cause to be prepared all tax returns in accordance with the treatment of the Merger as a reorganization under section 368(a) of the Code (unless not permissible under law) and (ii) use their reasonable best efforts, whether before or after the Effective Time, to cause the Merger to qualify as a "reorganization" within the meaning of section 368(a) of the Code.

            4.13 Timothy Stay and Dalita Stay Guaranties. About.com agrees to use its reasonable best efforts to cause the guaranties executed by Timothy Stay or Dalita Stay and set forth on Schedule 4.13 hereto to be canceled, and North Sky and the Stockholders shall cooperate with About.com to cause such cancellation.

                                   ARTICLE 5
                             CONDITIONS PRECEDENT TO
                        OBLIGATIONS OF ABOUT.COM AND AAC

            The obligations of About.com and AAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by About.com and AAC:

            5.1 Representations and Warranties True; Schedules Delivered.

                  (a) The representations and warranties set forth in Article 3 hereof and subject to a materiality or a Material Adverse Effect exception shall have been true and correct at and as of the Closing as though such representations and warranties were made on and as of that date. The Schedules referred to herein shall have been completed and provided to About.com and shall be in form and substance reasonably satisfactory to About.com and its counsel.

                  (b) The representations and warranties set forth in Article 3 hereof and not subject either to a materiality or a Material Adverse Effect exception shall have been true and correct at and as of the Closing as though such representations and warranties were made on and as of that date, except as long as any failure of any such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to have a Material Adverse Effect on North Sky.

            5.2 Covenants Performed. North Sky and the Stockholders shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by North Sky or the Stockholders on or before the Closing. For purposes of this Section 5.2, the failure of each Stockholder and Convertible Debtholder to enter into the Stockholder Lockup Agreement, or the failure of each holder of options under the North Sky Stock Option Plan to enter into the Optionholder Lockup Agreement, shall be deemed to be material.

            5.3 Certificate. About.com shall have received from North Sky a certificate from the officers of North Sky, dated the Closing Date, certifying, in such detail as About.com and its counsel may reasonably request, that the conditions specified in this Article 5 have been satisfied.

            5.4 North Sky Stockholders. The requisite approval of the stockholders of North Sky shall have been obtained.

            5.5 Intentionally omitted.

            5.6 Intentionally omitted.

            5.7 No Actions. No action or proceeding shall have been instituted by any person, entity or governmental agency which, in any such case, has a reasonable probability of resulting in (i) the obtaining of material damages from North Sky or (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated hereby.

            5.8 No Material Adverse Effect. During the period from November 30, 1999 to the Closing Date, there shall not have been any Material Adverse Effect on North Sky.

            5.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to About.com and its counsel, and About.com shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

            5.10 Delivery of Documents. About.com shall have received all documents and other items to be delivered by North Sky under Section 7.2.

            5.11 Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable best efforts to have any such order, decree or injunction lifted).

            5.12 Required Consents. All consents, approvals and waivers from Utah Technology Finance Corporation and Novell, Inc. necessary to the transactions as contemplated hereby shall have been obtained.

            5.13 Resignation of Directors. The directors of North Sky shall have submitted their resignations in writing to About.com which shall be effective as of the Closing Date, except that Hal Halladay shall remain on the board of directors of North Sky for so long as he is the Chief Executive Officer of Surviving Corporation.

            5.14 Intentionally omitted.

            5.15 Escrow Agreement. About.com, AAC, North Sky, the Stockholders and the Escrow Agent shall have entered into the Escrow Agreement.

            5.16 Financial Statements. North Sky shall have provided About.com and AAC with the Unaudited Financial Statements (for which Unaudited Financial Statements North Sky shall have performed a review in accordance with Statements of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and shall have delivered a review report thereon to About.com and AAC), and such Unaudited Financial Statements shall not differ materially from the draft balance sheet, statement of operations and statement of cash flows of North Sky as of, and for the nine-month period ended, September 30, 1999, previously provided by North Sky to About.com.

            5.17 Cancellation and Termination of Interested Party Transactions. All Interested Party Transactions, including, without limitation, the $130,000 owed by North Sky to Stewardship Financial, shall have been canceled and terminated prior to the Effective Date.

            5.18 Intentionally omitted.

            5.19 Media Metrix. North Sky shall have provided About.com with documentation sufficient to ensure that About.com shall receive credit from Media Metrix for all visits to all websites owned by North Sky during the month of November, 1999 and thereafter.

            5.20 Stockholder Lockup Agreement. Each Stockholder and Convertible Debtholder shall have entered into a Stockholder Lockup Agreement substantially in the form attached hereto as Exhibit C (the "Stockholder Lockup Agreement").

            5.21 Optionholder Lockup Agreement. Each holder of options under the North Sky Stock Option Plan being assumed by About.com shall have entered into Optionholder Lockup Agreement.

            5.22 Employees; Stewardship Financial. North Sky shall have terminated its agreement with Stewardship Financial, and all individuals who, as of the date hereof, are being leased by North Sky through Stewardship Financial shall have become employees of North Sky no later than the Effective Time.

            5.23 Sale of About.com Common Stock. Dalita Stay shall have entered into a letter agreement with About.com pursuant to which Dalita Stay agrees to use her reasonable best efforts to sell any shares of About.com common stock held by her through an account with Volpe Brown Whelan & Company, LLC.

            5.24 No-Hire Agreement. Timothy Stay and the Stockholders shall have entered into a No-Hire Agreement with About.com, substantially in the form attached hereto as Exhibit E.

            5.25 Investor Representations. Each Stockholder and each other holder of common stock of North Sky shall have represented to About.com that such Stockholder or other holder of common stock of North Sky, as the case may be, is (i) acquiring the shares of About.com Common Stock for investment for such person's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such person has no present intention of selling, granting any participation in, or otherwise distributing the same and (ii) an "Accredited Investor" as defined in Securities and Exchange Commission Rule 501 of Regulation D.

            5.26 Conversion of Indebtedness. All convertible indebtedness of North Sky shall have been canceled and converted into shares of North Sky common stock.

                                   ARTICLE 6
                             CONDITIONS PRECEDENT TO
                  OBLIGATIONS OF NORTH SKY AND THE STOCKHOLDERS

            The obligations of North Sky and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by North Sky and the Stockholders:

            6.1 Representations and Warranties True.

                  (a) The representations and warranties set forth in Article 2 hereof and subject to a materiality or a Material Adverse Effect exception shall have been true and correct at and as of the Closing as though such representations and warranties were made on and as of that date. The Schedules referred to herein shall have been completed and provided to About.com and shall be in form and substance reasonably satisfactory to About.com and its counsel.

                  (b) The representations and warranties set forth in Article 2 hereof and not subject either to a materiality or a Material Adverse Effect exception shall have been true and correct at and as of the Closing as though such representations and warranties were made on and as of that date, except as long as any failure of any such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to have a Material Adverse Effect on About.com.

            6.2 Covenants Performed. Each of About.com and AAC shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by About.com or AAC on or before the Closing.

            6.3 Delivery of Documents. North Sky shall have received all documents and other items to be delivered by About.com and AAC under Section 7.3.

            6.4 Intentionally omitted.

            6.5 Certificate. North Sky and the Stockholders shall have received from About.com and AAC a certificate from the officers of About.com and AAC, dated the Closing Date, certifying, in such detail as North Sky and its counsel may reasonably request, that the conditions specified in this Article 6 have been satisfied.

            6.6 No Material Adverse Effect. During the period from November 30, 1999 to the Closing Date, there shall not have been any Material Adverse Effect on About.com.

            6.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to North Sky, the Stockholders and their counsel, and North Sky and the Stockholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

            6.8 Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable best efforts to have any such order, decree or injunction lifted). There shall be no pending legal action, suit or proceeding regarding the transactions contemplated hereby.

            6.9 Cancellation of Timothy Stay and Dalita Stay Guaranties. About.com shall have provided evidence reasonably satisfactory to North Sky and its counsel that the guaranties executed by Timothy Stay or Dalita Stay and set forth on Schedule 4.13 hereto have been canceled.

            6.10 Opinion of Tax Counsel. North Sky shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (Skadden, Arps") substantially to the effect that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. In rendering such opinion, Skadden, Arps may require, request and rely upon representation letters from North Sky, About.com and AAC, and North Sky, About.com and AAC agree to provide Skadden Arps with such representation letters as Skadden, Arps may reasonably request.

            6.11 No Actions. No action or proceeding shall have been instituted by any person, entity or governmental agency which, in any such case, has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated hereby.

                                    ARTICLE 7
                                     CLOSING

            7.1 Time and Place. The closing of the Merger (the "Closing") shall occur at the offices of Brobeck, Phleger & Harrison LLP, 370 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021 at 8:00 a.m. Mountain Standard Time on the earliest practicable date after the conditions of Articles 5 and 6 shall have been met or at such other time and date to which the parties may agree in writing (the "Closing Date").

            7.2 Deliveries by North Sky and the Stockholders. At the Closing, North Sky and the Stockholders shall execute and deliver or cause to be executed and delivered to About.com:

                  (a) Corporate Documents. The Certificate of Incorporation of North Sky, certified by the Secretary of State of Delaware as of a recent date, and the Bylaws of North Sky, certified by the Secretary of North Sky as in effect as of the Closing Date;

                  (b) Certificate of Good Standing; Foreign Qualification; Tax Clearances. North Sky shall have delivered to About.com a certificate from the Secretary of State of the State of Delaware to the effect that North Sky is in good standing in Delaware and listing all charter documents of North Sky on file, certificates from the Secretary of State of the State of Utah and all other states where North Sky conducts its business, to the effect that North Sky is qualified to do business in such states, and certificates from the franchise tax board (or other appropriate agency) from all jurisdictions where North Sky has paid or owed any taxes in the last five
      (5) years, to the effect that North Sky has paid all taxes due in such jurisdictions;

                  (c) Resolutions. A copy of the resolutions of the Board of Directors of North Sky certified by the Secretary of North Sky as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by North Sky;

                  (d) Secretary's Certificate. About.com shall have received a certificate of the Secretary of North Sky, in form and substance satisfactory to About.com and its counsel, certifying (i) that attached thereto are true and complete copies of the Certificate of Incorporation and Bylaws of North Sky, as amended to the Closing Date; (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of North Sky authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transaction in the manner contemplated hereby; and (iii) such other matters as About.com may reasonably request;

                  (e) Certificates Representing Shares; Cancellation of Indebtedness. The Stockholders shall have provided About.com with the certificates representing the Shares. North Sky shall have provided About.com with originals of all documents and instruments representing convertible debt securities of North Sky held by them, and all such debt securities shall have been canceled;

                  (f) Books and Records. All of the minute books, stock ledgers and similar corporate records of North Sky;

                  (g) Intentionally omitted.

                  (h) Consent. Evidence that all consents, releases, approvals, or authorizations of or notifications to Utah Technology Finance Corporation or Novell, Inc. required to effect the Merger and to consummate the transactions contemplated hereby have been obtained by North Sky;

                  (i) North Sky Board and Officer Positions. Evidence that all directors of North Sky as of the date hereof, except for Hal Halladay, have resigned;

                  (j) Intentionally omitted.

                  (k) Escrow Agreement. The Escrow Agreement;

                  (l) Financial Statements. North Sky shall have provided About.com and AAC with the Unaudited Financial Statements (balance sheet, statement of operations and statement of cash flows) as of, and for the nine-month period ended, September 30, 1999 (for which Unaudited Financial Statements North Sky shall have performed a review in accordance with Statements of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and shall have delivered a review report thereon to About.com and AAC);

                  (m) Instruments Representing Indebtedness. Original instrument and documents representing the convertible debt securities held by the Convertible Debtholders and any documentation relating to Interested Party Transactions;

                  (n) Employee Proprietary Information and Inventions Agreements. The Employee Proprietary Information and Inventions Agreements, executed by each employee (including leased employee) and consultant of North Sky;

                  (o) Lockup Agreements. The Stockholder Lockup Agreements and the Optionholder Lockup Agreements; and

                  (p) Other Documents. Such other documents and instruments as About.com or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

            All documents delivered to About.com shall be in form and substance reasonably satisfactory to About.com and its counsel.

            7.3 Deliveries of About.com. At the Closing, About.com shall execute and deliver or cause to be executed and delivered to North Sky simultaneously with delivery of the items referred to in Section 7.2 above:

                  (a) Resolutions. A copy of the resolutions of the Board of Directors of each of About.com and AAC, certified by the Secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by About.com and AAC;

                  (b) Escrow Agreement. The Escrow Agreement;

                  (c) About.com Common Stock. Subject to the Escrow Agreement, About.com will deliver to the Stockholders the About.com Common Stock; and

                  (d) Cancellation of Timothy Stay Guaranties. Evidence satisfactory to North Sky that the guaranties executed by Timothy Stay or Dalita Stay and set forth on Schedule 6.9 hereto are cancelled and no longer in full force and effect.

            All documents delivered to North Sky shall be in form and substance reasonably satisfactory to North Sky.

                                   ARTICLE 8
                                 INDEMNIFICATION

            8.1 Indemnification by the Stockholders. Subject to the terms and conditions set forth herein, from and after the Effective Time, each Stockholder, jointly and severally, shall indemnify About.com and its respective directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgements, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, taxes, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages", provided, however, that Damages shall not include any consequential, speculative or punitive damages incurred by an Indemnified Person (as defined in Section 8.3) unless actually paid to a third party as a result of a third party claim), incurred or suffered by them:

                  (a) resulting from, relating to, arising out of or constituting any breach of representation or warranty or failure to perform any covenant or agreement of North Sky or the Stockholders contained, or referred to, in this Agreement, the Escrow Agreement or in the certificates delivered pursuant to Section 7.2 herein;

                  (b) resulting from or arising out of any breach of any representation or failure to perform any covenants of the Stockholders contained in the Stockholder Lockup Agreements; or

                  (c) to the extent permitted by law, resulting from, relating to, or arising out of any Violation (as defined in Section 8.2(b) hereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with the Form S-3 Registration Statement (or the registration statement on Form S-1, in the event About.com is not eligible to use Form S-3); and each such Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 8.1(c), in connection with investigating or defending any claim resulting from, relating to, or arising out of any Violation; provided, however, that the indemnity agreement contained in this Section 8.1(c) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this
      Section 8.1(c) exceed the gross proceeds from the offering received by such Stockholder.

            8.2 Indemnification by About.com and AAC. About.com and the Surviving Corporation, jointly and severally, shall indemnify the Stockholders and hold each of them harmless against, any and all Damages incurred or suffered by them:

                  (a) resulting from, relating to, arising out of or constituting any breach of representation or warranty or any failure to perform any covenant or agreement of About.com or AAC contained, or referred to, in this Agreement and the Escrow Agreement; or

                  (b) to the extent permitted by law, resulting from, relating to, or arising out of any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in the Form S-3 Registration Statement (or the registration statement on Form S-1, in the event About.com is not eligible to use Form S-3), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and About.com and the Surviving Corporation will pay to each Stockholder, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any claim resulting from, relating to, or arising out of any Violation; provided, however, that the indemnity agreement contained in this Section 8.2(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of About.com and the Surviving Corporation (which consent shall not be unreasonably withheld), nor shall About.com or the Surviving Corporation be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder.

            8.3 Method of Asserting Claims.

                  (a) All claims for indemnification by any party entitled to make such claim hereunder (or any of their affiliated parties (each an "Indemnified Person")) pursuant to this Article 8 shall be made in accordance with the provisions of this Section 8.3 and the Escrow Agreement.

                  (b) The Indemnified Person shall give prompt written notification to the party obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article 8 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 8 unless such notification delay shall prejudice the Indemnifying Person. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person (and the Indemnified Person agrees to execute such documents as are necessary to permit the Indemnifying Person to control such defense). If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own cost and expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the

Indemnified Person may have materially conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the parties shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

                  (c) The Escrowed Amounts (as defined in the Escrow Agreement) shall be used to satisfy all Damages of any and all parties pursuant to the provisions of the Escrow Agreement; provided, however, that with respect to any claims relating to taxes (including, without limitation, those relating to Section 3.11 herein), the Stockholders shall be jointly and severally liable for the entire amount of such claims, including any such amounts in excess of the Escrowed Amounts.

            8.4 Survival and Limitations.

                  (a) Except with respect to the representations and warranties contained in Sections 3.3(b) and 3.11, the representations and warranties of North Sky and the Stockholders set forth in Article 3 above and the indemnification obligations set forth in this Article 8 with respect to such representations and warranties of North Sky and the Stockholders (i) shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after the Effective Date and (ii) shall not be affected by any examination made for or on behalf of About.com or AAC or the knowledge of any of About.com's or AAC's officers, directors, stockholders, employees or agents.

                  (b) The representations and warranties of North Sky set forth in Section 3.11 shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue for seven (7) years in full force and effect in accordance with their terms. (c) The representations and warranties of North Sky set forth in Section 3.3(b) hereof shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue for three (3) years in full force and effect in accordance with their terms.

                  (d) The representations and warranties of About.com and AAC set forth in Article 2 above shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after the Effective Date.

                  (e) Except with respect to the representations and warranties of North Sky set forth in Sections 3.3(b) and 3.11 hereof, and except as set forth in Section 8.4(f) hereof, the date on which any particular representation, warranty or indemnification obligation of any party hereto terminates shall be referred to herein and in the Escrow Agreement as the "Termination Date". If a notice of a claim is given in accordance with the notice provisions of this Agreement or the Escrow Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                  (f) The indemnification obligations contained in Sections 8.1(c) and 8.2(b) hereof shall survive until the termination of the statute of limitations with respect thereto.

            8.5 Limitations on Indemnification by Stockholders. The Stockholders' obligation to provide indemnification is subject to the following limitations:

                  (a) No indemnification shall be made by the Stockholders unless the aggregate amount of damages exceeds One Hundred Thousand Dollars ($100,000.00); provided, however, that in the event the aggregate amount of Damages exceeds One Hundred Thousand Dollars ($100,000.00), each Stockholder, jointly and severally, shall indemnify About.com and the Surviving Corporation for the entire amount of Damages; and

                  (b) Except with respect to any claims relating to taxes (including, without limitation, those relating to Section 3.11 hereof), the Stockholders' aggregate liability for Damages shall not exceed the value of the assets held pursuant to the Escrow Agreement. If a claim for indemnification under Section 8.1(a) is brought for a breach of the representation and warranty contained in Section 3.3(b) following termination of the Escrow Agreement, the aggregate liability for Damages for such claim shall not exceed the Fair Market Value (as defined in the Escrow Agreement) of the Escrow Property (as defined in the Escrow Agreement) distributed to the Stockholders (if any) upon termination of the Escrow Agreement.

            8.6 No Duplication; Sole Remedy.

                  (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

                  (b) Except in the event of actual fraud committed by a Stockholder, the rights of About.com to indemnification as provided in Section 8.1, for a breach of representations, warranties, covenants or agreements, shall constitute About.com's sole remedy for such a breach against the Stockholders, and the Stockholders shall have no other liability or damages to About.com resulting from such breach.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

            9.1 Termination of Agreement. All parties hereto agree to use their reasonable best efforts to fulfill the requirements of Articles 5 and 6 as soon as practicable. If any precondition to the completion of the transactions contemplated hereby as set forth in Articles 5 and 6 is not fulfilled on or prior to December 15, 1999, which date may be extended by mutual written agreement of the parties, this Agreement shall be null and void and have no further effect and no party shall have any liability to any other party as a result of such termination, except as to such matters as are specified to survive the termination of this Agreement.

            9.2 Further Assurances. At the request of any of the parties hereto, and without further consideration, each party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby including, without limitation, that the principals of North Sky shall cooperate with About.com in the preparation of any short-year tax returns required of North Sky as a result of this transaction.

            9.3 Each Company to Bear Own Costs. Each of North Sky and About.com shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby; provided, however, that About.com shall reimburse North Sky and the Stockholders for the reasonable legal fees and expenses (not to exceed $25,000 in the aggregate) and the reasonable accounting fees and expenses (not to exceed $35,000 in the aggregate) incurred by them in negotiating and preparing this Agreement in the event this Agreement is terminated.

            9.4 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

            9.5 Entire Agreement; Waivers. Except as set forth in Section 4.4 hereof, this Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            9.6 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

            9.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective heirs, executors, administrators, successors and assigns.

            9.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            To About.com
            or AAC at:        About.com, Inc.
                              220 East 42nd Street, 24th Floor
                              New York, New York  10017
                              Attn: Alan P. Blaustein, Esq.
                              Senior Vice President, Corporate Development
                              Telecopy No:  (212) 818-1379

            With a copy to:   Brobeck, Phleger & Harrison LLP
                              370 Interlocken Boulevard, Suite 500
                              Broomfield, Colorado 80021
                              Attn: Arun Jha, Esq.
                              Telecopy No: (303) 410-2199

            To North Sky at:  North Sky, Inc.
                              1508 North Technology Way
                              Suite D-2300
                              Orem, Utah  84097
                              Attn: Dale Ainge
                              Telecopy No:  (801) 437-6020

            With a copy to:   Skadden, Arps, Slate, Meagher & Flom LLP
                              525 University Avenue, Suite 220
                              Palo Alto, California 94301
                              Attn: Gregory C. Smith, Esq.
                              Telecopy No: (650) 470-4570

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

            9.9 Attorneys' Fees. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the Prevailing Party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing Party" within the meaning of this Section 9.9 includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.


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

            9.10 Governing Law. The terms of this Agreement shall be governed by the laws of the State of New York, without regard to principles of choice or conflicts of laws.

            9.11 Dispute Resolution. In the event that a dispute shall ever arise between the parties, the parties agree to act in good faith to attempt to resolve such dispute. In consideration for the mutual promises of each party, the parties agree that, in the event of any dispute, the parties shall meet within 10 days of a written request by a party for such a meeting. The party requesting the meeting shall set forth in detail the nature of the dispute. Within the period outline above, the parties shall meet and attempt in good faith to resolve the dispute. If, and only if, the dispute remains unresolved through the foregoing process, the parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the Borough of Manhattan in New York, New York. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section
9.11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the Borough of Manhattan in New York, New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

            9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

            9.13 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

            9.14 Construction of Agreement; Knowledge. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

            9.15 Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither North Sky nor the Stockholders shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by About.com and AAC.

            9.16 Mutual Drafting. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

            9.17 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

                  [remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                    ABOUT.COM, INC.


                                    By: /s/ Scott Kurnit
                                        ----------------------------------------
                                    Its: President and CEO


                                    ABOUT.COM ACQUISITION CORP.


                                    By: /s/ Scott Kurnit
                                        ----------------------------------------
                                    Its: President and Secretary


                                    NORTH SKY, INC.


                                    By: /s/ Dale Ainge
                                        ----------------------------------------
                                    Its: Chief Financial Officer


                                    DALITA STAY


                                    /s/ Dalita Stay
                                    --------------------------------------------


                                    MAKERS LLC


                                    By: /s/ Timothy Stay
                                        ----------------------------------------
                                    Its: Manager

                            EXHIBITS AND SCHEDULES TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                     ABOUT.COM, ABOUT.COM ACQUISITION CORP.,
                                NORTH SKY, INC.,
                            DALITA STAY AND MAKER LLC

EXHIBITS:

EXHIBIT A   -     ESCROW AGREEMENT
EXHIBIT B   -     OPTIONHOLDER LOCKUP AGREEMENT
EXHIBIT C         STOCKHOLDER LOCKUP AGREEMENT
EXHIBIT D   -     EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
EXHIBIT E   -     NO-HIRE AGREEMENT

SCHEDULES:

SCHEDULE 1.3      -     DIRECTORS AND OFFICERS
SCHEDULE 1.7      -     EMPLOYEE BENEFIT PLANS; ASSUMPTION OF OPTIONS
SCHEDULE 3.1      -     ORGANIZATION AND CORPORATE AUTHORITY
SCHEDULE 3.3(a)   -     NORTH SKY COMMON STOCKHOLDERS
SCHEDULE 3.3(b)   -     ADDITIONAL SHARES OF COMMON STOCK
SCHEDULE 3.6      -     ABSENCE OF CERTAIN CHANGES
SCHEDULE 3.7      -     LIABILITIES
SCHEDULE 3.9            NO CONFLICT OR DEFAULT
SCHEDULE 3.10     -     CONTRACTS AND APPROVALS
SCHEDULE 3.12     -     INTELLECTUAL PROPERTY RIGHTS
SCHEDULE 3.16     -     BANK ACCOUNTS
SCHEDULE 3.17     -     TITLE TO PROPERTIES AND ASSETS; LEASES
SCHEDULE 3.18     -     ACCOUNTS RECEIVABLE
SCHEDULE 3.19     -     ACCOUNTS PAYABLE
SCHEDULE 3.20     -     CONTRACTS
SCHEDULE 3.21     -     INTERESTED PARTY TRANSACTIONS
SCHEDULE 3.22     -     INSURANCE
SCHEDULE 3.23     -     DOMAIN OWNERSHIP
SCHEDULE 4.11(a)  -     AFFECTED EMPLOYEES
SCHEDULE 4.11(c)  -     OPTIONS TO AFFECTED EMPLOYEES
SCHEDULE 4.13     -     TIMOTHY STAY AND DALITA STAY
                        GUARANTEES


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